Exhibit 10.1

PARTICULARS OF AN AGREEMENT BETWEEN ROBERTSON TECHNOLOGIES LICENSING LLC, A NEVADA LIMITED LIABILITY COMPANY,  ROBERTSON WELLNESS, LLC, BOTH OF P.O. Box 5856, SAGINAW, MI  48603-1273, TEL +001 989 799 8720, (“COLLECTIVELY ROBERTSON”), AND THE FOUNDATION FOR PROFESSIONAL DEVELOPMENT PTY. LTD (REGISTRATION NUMBER 2000/002641/07) ON CO-OPERATION IN DEVELOPING AND PRESENTING SOFTWARE TOOLS AND COURSES FOR THE HEALTHCARE INDUSTRY

The following constitutes the Heads of Agreement between Robertson and the Foundation for Professional Development Pty. Ltd. (hereinafter referred to as “The Foundation”), as related to the co-operation in developing and presenting software tools and courses for the healthcare industry.

1.
DURATION
It is agreed that the parties will commence working together to achieve the purpose as set out below as from the date of signature by both parties of this Agreement and for three consecutive years thereafter. After the initial period, the agreement will be extended for an additional three year period unless one of the parties terminates the agreement on the grounds as stipulated in clause 8.4 below.

2.
PURPOSE
The purpose of this Agreement is for the Robertson and the Foundation to co-operate together for the purposes of developing, compiling, conducting, administering and presenting software tools and courses for the healthcare industry (hereinafter referred to as “software” and “courses” respectively).

2.1
Software.  It is proposed that parties collaborate to provide a client for a consumer version of RHealth Advisor which incorporates the disease screening system, disease reference, health record and health tips including first aid guides.  The collaboration would bring the functionality described in more detail below to users of the MXit social media platform.  It is also proposed that the parties collaborate to provide a clinical version of the RHealth Advisor mobile WAP based client of the aforementioned software to qualified medical professionals as determined by the parties.

2.2	In summary, the functionality of the application would include:
2.2.1
Screening. Users can enter symptoms to guide them (if a clinical professional) to an accurate diagnosis and if permitted suggested treatment or if not permitted a referral onwards to appropriate level of care providers.

2.2.2	Reference Guide. Users can search for diseases or symptoms and read more information about them.
2.2.3
Health Tips. Users can search current, relevant health tips which are listed by category such as “new mommy”, “teen health”, “first aid” or “men’s health”etc. Users can view daily health tips that are continually updated based on topics that are popular in health at the present time and in general.

2.2.4
Health Record. Users can enter their personal health information including demographics, allergy history, immunizations, and more. All the information stored can be utilized during the screening process making the referral even more accurate and customized to the individual.

2.2.5
The Foundation and Robertson will work together to ensure that any updates required to the prevalence and treatment publish sets are updated on a bi-yearly basis.  This will entail The Foundation facilitating a 1-3 day workshop with selected medical experts through which content can be reviewed and updated.

2.2.6
Each renewal has a disease set localized to meet the prevalence of disease for the specific demographic, geographic, and climatory factors affecting the patients in their constituency. This regionalized disease set is published for use by the RHealth Advisor suite of applications. Regionalization is done in conjunction with a medical review board established by Robertson and the Foundation to ensure local relevance of diseases, symptoms, and their relative correlation to the region. Robertson will facilitate this process working with an appropriate team of local physicians and medical experts drawn together by the Foundation.  Robertson retains responsibility for approving medical content updates and publishing these updates upon renewal for use by RHealth Advisor per this review process.

2.3
Courses.  It is proposed that parties collaborate to provide courses to qualified healthcare professionals relating to Robertson’s Brain Chemistry Optimisation and Performance Enhancement Programs.  This programme is subject to there being sufficient demand for such a training programme.  An overview of these courses can be found in Annexure “C”.

3.	USE OF TRADE MARKS
3.1
The running of software tools and courses provided in terms of this Agreement will be under the auspices of the Foundation and will be marketed under the trade marks of the Foundation only. The participation of Robertson in such software tools and courses will be correctly acknowledged.

3.2	The parties may use the trade marks of each other in circumstances where both parties had given prior consent for any marketing to be undertaken in terms of this agreement.

4.	DEVELOPMENT OF SOFTWARE TOOLS AND COURSES
4.1
The parties agree to co-operate with each other in developing, compiling and customising content and structure appropriate for particular courses agreed upon for the healthcare industry and, further, to co-operate with each other to market, administer, conduct and present the courses.

4.2
The parties agree to compile, conduct, market and run such courses as a joint venture and shall provide each other with reasonable assistance and use its best endeavours to maximise the number of courses to be conducted and to procure participants.  Notwithstanding this, the development and conduct of courses shall take place according to a schedule of tasks agreed to by the parties and which is attached to this Agreement, marked Annexures “A” and “B”.

4.3
The parties agree to co-operate with each other in customising the software tools content to be suitable for local healthcare professionals and consumers and, further to co-operate with each other to market and administer the software tools.

5.	CONSIDERATION AND PAYMENT

Courses
5.1
Income generated by the running of courses, jointly developed in terms of clause 4 will be held by FPD.  Any expenses incurred by either party shall be in accordance with a budget preapproved by both parties.

5.2	Each course will be accounted for separately and the net profits generated by such course will be divided equally between the parties on completion of the course.

5.3	Where development costs are incurred for courses jointly developed in terms of clause 4 such costs will be shared equally between the Foundation and Robertson.

5.4	FPD shall receive 25% (twenty five percent) of the total gross income generated by such course as an administration fee for the services indicated in annexure B attached hereto.

Software Tools
5.5	Income generated through the software tools terms of clause 4 will be held by Robertson. Any expenses incurred by either party shall be in accordance with a budget preapproved by both parties.

5.6	Net profits generated by the software tools will be divided equally between the parties on completion of the course.

5.7
Where costs are incurred for the software tools as referred to in clause 4 such costs will be shared equally between the Foundation and Robertson, or in a manner agreed to jointly, such as a third party funding mechanism.

5.8	Robertson shall receive 10% (ten percent) of the total gross income generated by such software tools as an administration and support fee.

6.
OWNERSHIP
Ownership, Intellectual Property Rights and Copyright of the software tools and contents of courses or material originating in terms of this agreement or improvements made to the Intellectual Property during this agreement will remain with originator at all times during and after termination of the Agreement. Any materials developed jointly by both parties during the course of this Agreement shall be deemed to be shared and no party shall use the material without written consent of both parties.  Products developed by either party prior to or outside of this Agreement will in its original form be exempted from this clause.

7.
USAGE OF DEVELOPED COURSES AFTER TERMINATION
Notwithstanding the fact that ownership of the courses is vested in the originating party, after the termination of this Agreement, either party will be able to use all newly developed material pertaining to courses by paying a consideration, as agreed to by the parties..

8.	BREACH, ARBITRATION AND TERMINATION
8.1
Should a party commit a material breach of any material provision of this agreement and fail to remedy such breach within 14 (fourteen) days of receiving written notice from the other party requiring it to do so, then such other party shall be entitled, without prejudice to its other rights in law, either cancel this agreement or to claim immediate specific performance of all of the defaulting party’s obligations, in either event without prejudice to the aggrieved party’s right to claim damages.

8.2
In the event of any dispute between the parties relating to the agreement, the parties shall convene a meeting in order to attempt to settle such dispute.  Failing this within a reasonable period, the dispute shall be submitted for arbitration to, and in accordance with, the rules of the Arbitration Foundation of South Africa.

8.3
Either party shall be entitled to terminate this agreement by giving the other party not less than six months written notice thereof, provided that no such notice may be given so as to be effective prior to the expiry of the initial duration period as defined in clause 2 above.

8.4
Notwithstanding the provisions of clause 8.3, termination of this agreement may be effected only on the grounds of serious non-performance or where there is a material breach of the contract or where one of the parties wishes to withdraw from the business as set out in clause 2 of this agreement, provided that such withdrawal may not be prior to the expiry of the initial duration period as defined in clause 2 above.

9.
NOTICE
Any notice to be given or correspondence sent out by the parties to each other shall be at the following addresses, which addresses the parties choose as its domicilium citandi et executandi for purposes of this agreement.

for ROBERTSON
ROBERTSON TECHNOLOGIES LICENSING LLC AND ROBERTSON WELLNESS, LLC Address: P.O. Box 5856, SAGINAW, MI 48603-1273, USA Tel: +1 989 799 8720 Email: mdecker@robertsonhealth.com for the FOUNDATION
FOUNDATION FOR PROFESSIONAL DEVELOPMENT (PTY) LTD PO BOX 75324, LYNNWOODRIDGE, 0184 PRETORIA SOUTH AFRICA TEL +27 12 816 9000 Email: gustaafw@foundation.co.za

Signed at Michigan, USA on this the 19th day of July  2012.
AS WITNESSES:

1.	/s/ Melissa Seeger

2.	/s/ Nicole Decker	/s/ Marcus Decker
duly authorised representative of Robertson

Signed at Pretoria South Africa    on this the 18th day of  July   2012.
AS WITNESSES:

1.	/s/ ………………………………………

2.	/s/ ………………………………………	/s/ ………………………………………
duly authorised representative of the Foundation

ANNEXURE A

Responsibility	FPD	ROBERTSON	JOINT
Course administration	X
Marketing management			X
Recruitment of sponsors			X
Curriculum development			X
Academic Content development			X
Study Guide Design, Lay-out and Printing	X
Project Management	X
Assessment Tools Development e.g. Multiple questionnaire			X
Workshop Tools Development e.g. case studies, power point presentation	X
Verification, authenticity and accuracy of all information, including: -Editorial; -Illustrations; -Photographs; -Tables			X
Accreditation of CPD programme	X
Customer relationships			X
Financial management	X

ANNEXURE B

FPD ADMINISTRATIVE COST VERIFICATION

COURSE PROJECT PLANNING

Identify course dates, venues, faculty and assessor in co-ordination with project manager, course co-ordinator, marketing manager and the FPD program
Set-up stakeholders information system
Develop marketing schedule with marketing manager
Create softcopy library for course
File all planning material in soft copy library

COURSE MASTER FILE

Create a master file for course with:
Developed briefing documents to faculty and assessor(Inclusive of request for CV, dates, venue, map, methodology briefing, course outline, contact info of other faculty, invoice specifications)
Developed Registration form for students
Developed “acknowledgement of registration inclusive of course details” letter for participants
Developed certificate for successful participants
Developed course evaluation forms
Developed marketing material
Hardcopies of all relevant information

COURSE DATABASE Create and maintain a student database in accordance with Council for Higher Education requirements	▪Venue maps ▪Facilitators agreements ▪Venue agreements

FACULTY AND ASSESSMENT MANAGEMENT

Book faculty
Call faculty
Make travel and accommodation arrangements for faculty
Send briefing document to faculty
Book Assessor
Call potential assessor
Fax contract to assessor and faculty
Send briefing document to assessor
Monitor return of CV and Contracts
File CV and contract in course file and soft copy library

VENUE MANAGEMENT

Book venue
Inform venue of requirements (number of students, faculty, staff, etc; registration desk, diets; equipment; classroom layout)

MARKETING MANAGEMENT

Operationalise marketing plan
Quality control
File copies of all marketing material in marketing file/soft copy library
Check placement schedule against actual placements

STUDENT ENROLLMENT MANAGEMENT

Process payment:
Cheque payments, credit card payments and bank deposits
Fax/e-mail acknowledgement of registration

VAT INVOICE MANAGEMENT

Request VAT invoice from Financial Department
Distribution of VAT invoice

STUDY MATERIAL MANAGEMENT

Enter quote of printing into P&L
Provide master copy to printer
Diarise deadline for material delivery & inform printer
File master copy on soft copy library
Order study material for faculty, students and assessor
Distribute study material 6 weeks prior to course
Follow- up receipt of study material with students

WORKSHOP MANAGEMENT

Workshop checklist
Venue checklist
Faculty checklist

SELF ASSESSMENT MANAGEMENT

Determine timelines
Handing in of assignments
Receiving back from assessor
Diarise timelines
Receive assignments
Record receipt of assignment in database plus date
Follow-up outstanding assignments
Send to assessor
Receive back from assessor
Enter marks in database
Enter evaluation sheets in computer
Send copies of evaluation to:
Course co-ordinator
Faculty
Stakeholders
Analyse evaluation
Discuss changes with relevant stakeholders
File evaluation sheet in soft copy library
Evaluate marketing methodology
Ensure that initial set has been developed
File in soft copy library
Complete attendance certificates – student information
Complete CPD certificates based on timesheet
Send attendance certificate to student
Send CPD certificate and VAT invoice to students
File timesheets in master file

EXPENDITURE MANAGEMENT

Enter P + L into financial management system
Enter all expenses into financial system
Follow up outstanding expenses
Follow up outstanding income
Inform all partners of any divergence with budget

ALUMNI MANAGEMENT

File database on softcopy library
Archive all documents

ANNEXURE C

Brain Chemistry Optimization Program – Clinical Practice

Level 1: “Biochemistry, Behaviour and Wellbeing”

A.	Training Program Outline

•      The Value of Understanding Biochemistry

•      A scientifically –based, Biochemical Model of Behaviour

•      Methods to recharge Brain Chemistry and Harness the Source of Power in Our Brain

•      Understanding Physiological Reward Centres vs. Psychological Reward Systems

•      Practical Ways to Use Biochemical Profiling with Clients

B.	Learning Objectives

Participants will acquire q working knowledge of the basic science of brain chemistry and the symbiotic effect of behaviour and be able to apply it to appropriate patient/client treatment protocols.  The Robertson Model of Behaviour will be examined and participants will demonstrate applied theory through the hands-on interpretation and application of a Brain Chemistry Optimization Profile (BCOP), a scientifically –based physiological symptom assessment tool, developed and supported by the Robertson Wellness LLC.  Integrating this tool in the clinical setting will allow the professional participant to deduce more accurate diagnosis, differentiate between optimal treatment methods by analysing principal causes of commercial imbalances, and implement individualized treatment plans proven to maximize patient compliance.  Participants will be able to discuss and explain, in layman’s terms, the scientific basis of renewed hope for behavioural change.

C.	Performance Statements

Participants will demonstrate their understanding of the use and application of the BCOP assessment tool, of the lecture content and the BCOP Training Manual through the use of a multiple choice and fill-in examination.

D.	Advanced Degrees

Advanced-degree professionals serving the mental health of individuals who have participated in Level 1 training will have the opportunity to extend their knowledge and become a direct affiliate of Robertson Wellness through additional levels of training.  The program/s will expand on level 1 and dive deeper into the brain, behaviour, mood, and wellbeing.  In addition, more hands on delivery of tool in clinical is provided by Robertson Wellness to assist in renewed hope for behavioural change and maximize patient compliance.

E.	On-going Certification

Each certified professional is held to specific requirements to maintain certification within the two year certified period.  In addition each certified professional is required to renew certification every two years. If requirements are not met or recertification does not occur before current certification expires, the professional is required to repeat the full training.

Performance Enhancement Program – Corporate Practice

Robertson Wellness offers a decisively different approach toward improving personal performance, health and wellness, utilizing the science of brain chemistry.  The Robertson Wellness Brain Chemistry Model, on which the Performance Enhancement Programs are founded, is proven, unique research technology based on over 20 years of clinical research and assessments of more than 14,000 people. The Performance Enhancement Programs were instituted by Dr. Joel C. Robertson, Pharm. D., specifically for the betterment of individuals and as a tool to assist individuals in reaching their peak performance at work, home and play.  With over 287,000 variables, our individualized plans incorporate medically recognized studies on how brain chemicals can be affected to promote healthier behaviors and thought patterns.  We know our techniques are successful because 87 percent of people who have gone through our programs over the last twenty years have reported improvement in areas such as addictions control, mood stabilization, interpersonal relationships, weight management, self-esteem, stress and anxiety management, problem-solving and overall performance.

Level 1: “Maximizing Personal Health and Performance: Through Brain Chemistry Technology”

A.	Training Program Outline

•      The Brains Influence on Overall Health

•      The Four Concepts of Brain Health and Brain Chemistry

•      Harnessing the Source of Power in Our Brain

•      Understanding the Performance Enhancement Program

•      Enhancing the Corporate Executive

B.	Learning Objectives

Participants will acquire a working knowledge of the basic science of brain chemistry and behaviour.  The Robertson Model of Behaviour will be examined and participants will demonstrate applied theory through the hands-on interpretation and application of a Performance Enhancement Program (PEP), This Performance Enhancement evaluation will provide the professional with methods to maximize an individual’s brain including dietary, nutritional, activity, exercise, and behavioural techniques that are “prescribed” for the particular individual.

Additionally the professional will be able to work with the individual to learn more about their own creativity--are they more effective in a group or alone? When are they most efficient, and for what task? Should they work within a detail environment, or are they better adapted to developing creative long range plans? The professional will have working knowledge that these and other factors are determined in part by the person’s physiology. Individuals working in environments that are not consistent with their biochemistry will burn out and become negatively affected by stress in all areas of their lives.

C.	Performance Statements

Participants will demonstrate their understanding of the use and application of the PEP assessment tool, of the lecture content through the use of a multiple choice and fill-in examination.

D.	Advanced Degrees

Advanced-degree professionals serving the health of individuals who have participated in Level 1 training will have the opportunity to extend their knowledge through additional levels of training. The program/s will expand on level 1 and dive deeper into the understanding neuro-physiology, team productivity and enhancement, and corporate wellness expansion.  In addition, more hands on delivery of tool in corporate practice is provided by Robertson Wellness to assist in renewed hope for maximum individual and team performance and maximize compliance.

A.	On-going Certification

Each certified professional is held to specific requirements to maintain certification within the two year certified period.  In addition each certified professional is required to renew certification every two years. If requirements are not met or recertification does not occur before current certification expires, the professional is required to repeat the full training.